March 22, 2000



Securities and Exchange Commission
Washington, DC
20549


Dear Sirs:

Re:  PowerTrader, Inc.

We were previously the independent accountants for PowerTrader, Inc. We have read PowerTrader, Inc.'s statements included in Item 8 in the Form 10-KSB for the fiscal year ended June 30, 1999 and we agree with such statements.

Yours truly,

BDO Dunwoody LLP


Per:  /s/ Don de Jersey

Don de Jersey, CA